EXHIBIT 11-1

                        PENNSYLVANIA ENTERPRISES, INC.

                Statement Re Computation of Per Share Earnings

[CAPTION]
                                                         Three Months Ended
                                                              March 31,
                                                         1997           1996
[S]                                                  [C]            [C]
Income before subsidiary's preferred
  stock dividends                                    $ 8,405,000    $ 7,609,000

Subsidiary's preferred stock
  dividends                                              353,000        637,000

Net income                                           $ 8,052,000    $ 6,972,000

Earnings per share of
  common stock*                                      $       .84    $       .60

Computations of additional common
  shares outstanding

  Average shares of common stock                       9,615.416     11,581,634

  Incremental common shares
    applicable to options, based on
    the daily average market price                        45,467         13,508

  Average common shares as adjusted                    9,660,883     11,595,132

  Average shares of common stock                       9,615,416     11,581,624

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price                        37,855         14,158

  Average common shares fully
    diluted                                            9,653,271     11,595,782

Earnings per share of common stock

  Average common shares as adjusted                  $       .84    $       .60

  Average common shares fully
    diluted                                          $       .84    $       .60




* Earnings per share of common stock reflect the effects of discounts totaling $37,980 on the repurchase of subsidiary's preferred stock in the period ended March 31, 1997, that were charged to retained earnings and not included in the determination of net income.
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